Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Vislink Technologies, Inc. (the “Company”) on Forms S-1 [File No. 333-221195] and [File No. 333-225975], Forms S-3 [File No. 333-197820] and [File No. 333-228793] and Forms S-8 [File No. 333-224107], [File No. 333-224206] and [File No. 333-224106] of our report dated March 31, 2020, with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 31, 2020